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                                  NEWS RELEASE


              Contacts:    Gordon Keil                Thomas E. Larson
                           Senior Vice President      Chief Financial Officer
                           (973) 983-0888 Ext. 244    (973) 983-0888 Ext. 481

FOR IMMEDIATE RELEASE
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           PARTY CITY ANNOUNCES COMPLETION OF REFINANCING TRANSACTIONS


     Rockaway, New Jersey, January 17, 2000 -- Party City Corporation, a leading party goods retailer with over 400 company-owned and franchise stores, today announced that it has replaced its existing senior credit facility with a new revolving credit facility with Congress Financial Corporation, as lender. Under the terms of this new credit facility, the Company may borrow amounts based on a percentage of its eligible inventory, up to a maximum of $40 million. The Company also announced that it has received additional financing from a group of its existing investors. The Company used the proceeds from this refinancing to pay off all amounts owed under its current credit facility, to pay all amounts owed on the trade notes issued to certain of its vendors in August 1999, and to pay amounts due to certain seasonal trade vendors.

     James Shea, Chief Executive Officer stated, "The completion of this refinancing is a major milestone in moving the Company forward and helps position the Company to meet its future challenges."

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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